Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders of TimkenSteel Corporation
We have audited the accompanying consolidated balance sheets of TimkenSteel Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule included at Item 15a. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TimkenSteel Corporation at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 2, 2015, the Company, as discussed in Note 15, has experienced a substantial reduction in revenues that adversely affect the Company's current results of operations and liquidity. In addition, the Company’s amended credit agreement requires additional liquidity to be obtained during 2016. Note 15 describes management's plans to address these issues.

/s/ Ernst & Young LLP
Cleveland, Ohio
March 2, 2015
except for Note 15, as to which the
date is January 8, 2016

Consolidated Statements of Income

	Years Ended December 31,
	2014	2013	2012
(Dollars in millions, except per share data)
Net sales	$1,674.2	$1,380.9	$1,728.7
Cost of products sold	1,400.4	1,157.7	1,389.8
Gross Profit	273.8	223.2	338.9

Selling, general and administrative expenses	112.1	91.8	103.5
Impairment charges	1.2	0.6	—
Operating Income	160.5	130.8	235.4

Interest expense	0.9	0.2	0.3
Other expense, net	1.4	3.0	0.8
Income Before Income Taxes	158.2	127.6	234.3
Provision for income taxes	53.8	38.1	79.1
Net Income	$104.4	$89.5	$155.2

Per Share Data:
Basic earnings per share	$2.29	$1.96	$3.39
Diluted earnings per share	$2.27	$1.94	$3.36

Dividends per share	$0.28	$—	$—
See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2014	2013	2012
(Dollars in millions)
Net Income	$104.4	$89.5	$155.2
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1.2)	0.2	0.9
Pension and postretirement liability adjustment	(58.6)	—	—
Other comprehensive (loss) income, net of tax	(59.8)	0.2	0.9
Comprehensive Income, net of tax	$44.6	$89.7	$156.1
See accompanying Notes to the Consolidated Financial Statements.

Consolidated Balance Sheets

	December 31,
	2014	2013
(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$34.5	$—
Accounts receivable, net of allowances (2014 - $0.2 million; 2013 - $0.2 million)	167.1	122.7
Accounts receivable due from related party	—	26.7
Inventories, net	293.8	227.0
Deferred income taxes	20.3	1.7
Prepaid expenses	28.0	0.8
Other current assets	7.6	4.2
Total Current Assets	551.3	383.1
Property, Plant and Equipment, Net	771.9	664.8
Other Assets
Pension assets	8.0	—
Intangible assets, net	30.3	29.0
Other non-current assets	2.6	1.9
Total Other Assets	40.9	30.9
Total Assets	$1,364.1	$1,078.8

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable, trade	$120.2	$86.4
Accounts payable due to related party	—	17.7
Salaries, wages and benefits	49.1	37.6
Accrued pension and postretirement cost	17.8	—
Income taxes payable	0.3	—
Other current liabilities	38.1	13.2
Total Current Liabilities	225.5	154.9
Non-Current Liabilities
Long-term debt	185.2	30.2
Accrued pension and postretirement cost	119.1	—
Deferred income taxes	75.1	86.1
Other non-current liabilities	11.1	6.8
Total Non-Current Liabilities	390.5	123.1
Commitments and contingencies	—	—
Equity
Preferred shares, no par value; authorized 10.0 million shares, none issued	—	—
Common shares, no par value; authorized 200.0 million shares; issued 2014 - 45.7 million shares; 2013 - 0.0 shares	—	—
Additional paid-in capital	1,050.7	—
Net parent investment	—	801.2
Retained earnings	29.4	—
Treasury shares	(34.7)	—
Accumulated other comprehensive loss	(297.3)	(0.4)
Total Equity	748.1	800.8
Total Liabilities and Equity	$1,364.1	$1,078.8
See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Changes in Equity

	Total	Additional Paid-in Capital	Net Parent Investment	Retained Earnings	Treasury Shares	Accumulated Other Comprehensive Loss
(Dollars in millions)
Balance as of December 31, 2011	$662.2	$—	$663.7	$—	$—	($1.5)
Net income	155.2	—	155.2	—	—	—
Foreign currency translation adjustments	0.9	—	—	—	—	0.9
Stock-based compensation expense	2.6	—	2.6	—	—	—
Net transfer (to)/from Timken and affiliates	(121.1)	—	(121.1)	—	—	—
Balance as of December 31, 2012	$699.8	$—	$700.4	$—	$—	($0.6)

Net income	89.5	—	89.5	—	—	—
Foreign currency translation adjustments	0.2	—	—	—	—	0.2
Stock-based compensation expense	2.8	—	2.8	—	—	—
Net transfer from/(to) Timken and affiliates	8.5	—	8.5	—	—	—
Balance as of December 31, 2013	$800.8	$—	$801.2	$—	$—	($0.4)

Net income	104.4	—	62.3	42.1	—	—
Pension and postretirement adjustment, net of tax	(58.6)		—	—	—	(58.6)
Foreign currency translation adjustments	(1.2)	—	—	—	—	(1.2)
Stock-based compensation expense	6.0	4.0	2.0	—	—	—
Dividends – $0.28 per share	(12.7)	—	—	(12.7)	—	—
Net transfer (to)/from Timken and affiliates	(62.0)	9.2	165.9	—	—	(237.1)
Reclassification of net parent investment to additional paid-in capital	—	1,031.4	(1,031.4)	—	—	—
Stock option exercise activity	6.1	6.1	—	—	—	—
Purchase of treasury shares	(30.6)	—	—	—	(30.6)	—
Shares surrendered for taxes	(4.1)	—	—	—	(4.1)	—
Balance as of December 31, 2014	$748.1	$1,050.7	$—	$29.4	($34.7)	($297.3)
See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2014	2013	2012
(Dollars in millions)
CASH PROVIDED (USED)
Operating Activities
Net income	$104.4	$89.5	$155.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58.0	50.0	46.2
Impairment charges	1.2	0.6	—
Loss on sale or disposal of assets	1.4	3.2	0.8
Deferred income taxes	1.4	16.0	7.1
Stock-based compensation expense	6.0	2.8	2.6
Pension and postretirement expense	14.9	—	—
Pension and postretirement contributions and payments	(20.7)	—	—
Changes in operating assets and liabilities:
Accounts receivable, including due from related party	(17.7)	(11.8)	102.3
Inventories, net	(66.8)	29.2	44.9
Accounts payable, including due to related party	16.2	(8.1)	(50.2)
Other accrued liabilities	26.2	3.2	(11.3)
Prepaid expenses	(27.6)	0.3	(0.1)
Other, net	(3.0)	0.2	(0.9)
Net Cash Provided by Operating Activities	93.9	175.1	296.6

Investing Activities
Capital expenditures	(129.6)	(182.8)	(167.2)
Proceeds from disposals of property, plant and equipment	—	0.2	0.3
Other	—	(1.0)	(0.1)
Net Cash Used by Investing Activities	(129.6)	(183.6)	(167.0)

Financing Activities
Cash dividends paid to shareholders	(12.7)	—	—
Purchase of treasury shares	(34.7)	—	—
Proceeds from exercise of stock options	5.8	—	—
Payment on long-term debt	(30.2)	—	(8.5)
Proceeds from issuance of debt	185.2	—	—
Dividend paid to Timken	(50.0)	—	—
Net transfers from/(to) Timken and affiliates	3.8	8.5	(121.1)
Cash received from Timken for settlement of separation	3.0	—	—
Net Cash Provided (Used) by Financing Activities	70.2	8.5	(129.6)
Effect of exchange rate changes on cash	—	—	—
Increase in Cash and Cash Equivalents	34.5	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and Cash Equivalents at End of Period	$34.5	$—	$—
See accompanying Notes to the Consolidated Financial Statements.

Notes to Consolidated Financial Statements
(dollars in millions, except per share data)
Note 1 - Basis of Presentation
TimkenSteel Corporation (TimkenSteel) became an independent company as a result of the distribution on June 30, 2014 by The Timken Company (Timken) of 100 percent of the outstanding common shares of TimkenSteel to Timken shareholders. Each Timken shareholder of record as of the close of business on June 23, 2014 received one TimkenSteel common share for every two Timken common shares held as of the Record Date.
On July 1, 2014, TimkenSteel common shares began regular-way trading on the New York Stock Exchange under the ticker symbol “TMST.”
TimkenSteel manufactures alloy steel, as well as carbon and micro-alloy steel, with an annual melt capacity of approximately two million tons. TimkenSteel’s portfolio includes special bar quality (SBQ) bars, seamless mechanical tubing and precision steel components. In addition, TimkenSteel supplies machining and thermal treatment services and manages raw material recycling programs, which are used as a feeder system for TimkenSteel’s operations.
Prior to the spinoff on June 30, 2014, TimkenSteel operated as a reportable segment of Timken. The accompanying Consolidated Financial Statements for periods prior to the separation have been prepared from Timken’s historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Timken. Accordingly, Timken and its subsidiaries’ net investment in these operations is shown as net parent investment in lieu of stockholder’s equity in the Consolidated Financial Statements. The Consolidated Financial Statements for periods prior to the separation include the historical results of operations, assets and liabilities of the legal entities that are considered to comprise TimkenSteel. The historical results of operations, financial position, and cash flows of TimkenSteel presented in the Consolidated Financial Statements for periods prior to the separation may not be indicative of what they would have been had TimkenSteel actually been a separate stand-alone entity during such periods, nor are they necessarily indicative of TimkenSteel’s future results of operations, financial position and cash flows.
Note 2 - Significant Accounting Policies
Basis of Combination:
The Consolidated Financial Statements include the combined assets, liabilities, revenues and expenses related to TimkenSteel as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012. All significant intercompany accounts and transactions within TimkenSteel have been eliminated in the preparation of the Consolidated Financial Statements. All significant intercompany transactions with Timken prior to the spinoff are deemed to have been paid in the period the cost was incurred.
Revenue Recognition:
TimkenSteel recognizes revenue when title passes to the customer, which includes related party sales to Timken and its subsidiaries for the periods prior to spinoff. This occurs at the shipping point except for goods sold by certain foreign entities and certain exported goods, where title passes when the goods reach their destination. Selling prices are fixed based on purchase orders or contractual arrangements. Shipping and handling costs billed to customers are included in net sales and the related costs are included in cost of products sold in the Consolidated Statements of Income.
Cash Equivalents:
TimkenSteel considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts:
TimkenSteel maintains an allowance for doubtful accounts, which represents an estimate of the losses expected from the accounts receivable portfolio, to reduce accounts receivable to their net realizable value. The allowance is based upon historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts and management’s evaluation of business risk. TimkenSteel extends credit to customers satisfying pre-defined credit criteria. TimkenSteel believes it has limited concentration of credit risk due to the diversity of its customer base.
Inventories, Net:
Inventories are valued at the lower of cost or market. The majority of TimkenSteel’s domestic inventories are valued by the last-in, first-out (LIFO) method. The remaining inventories, including manufacturing supplies inventory as well as international (outside the United States) inventories are valued by the first-in, first-out (FIFO), average cost or specific identification methods.
Property, Plant and Equipment, Net:
Property, plant and equipment, net are valued at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. The provision for depreciation is computed principally by the straight-line method based upon the estimated useful lives of the assets. The useful lives are approximately 30 years for buildings and three to 20 years for machinery and equipment.
Intangible Assets, Net:
Intangible assets subject to amortization are amortized on a straight-line method over their legal or estimated useful lives, with useful lives ranging from three to 20 years. Indefinite-lived intangible assets not subject to amortization are tested for impairment at least annually. TimkenSteel performs its annual impairment test as of October 1 after the annual forecasting process is completed. Furthermore, indefinite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with accounting rules related to goodwill and other intangible assets.
In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350-40, “Internal-Use Software”, (ASC 350-40), TimkenSteel capitalizes certain costs incurred for computer software developed or obtained for internal use. TimkenSteel capitalizes substantially all external costs and qualifying internal costs related to the purchase and implementation of software projects used for business operations. Capitalized software costs primarily include purchased software and external consulting fees. Capitalized software projects are amortized over the estimated useful lives of the software. Historically, TimkenSteel inappropriately reported capitalized software as a component of property, plant and equipment. Capitalized software amounting to $17.8 million at December 31, 2013 was reclassified from property, plant and equipment, net to intangibles assets, net to conform to ASC 350-40 and the current year presentation. This immaterial classification misstatement had no impact on total assets as of December 31, 2013.
Long-lived Asset Impairment:
Long-lived assets (including tangible assets and intangible assets subject to amortization) are reviewed for impairment when events or changes in circumstances have occurred indicating that the carrying value of the assets may not be recoverable.
TimkenSteel tests recoverability of long-lived assets at the lowest level for which there are identifiable cash flows that are independent from the cash flows of other assets. TimkenSteel reviews product lines, plants, and subsidiaries, as well as individual assets for impairment. Assets and asset groups held and used are measured for recoverability by comparing the carrying amount of the asset or asset group to the sum of future undiscounted net cash flows expected to be generated by the asset or asset group.
Assumptions and estimates about future values and remaining useful lives of TimkenSteel’s long-lived assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends and internal factors such as changes in TimkenSteel’s business strategy and internal forecasts.
If an asset or asset group is considered to be impaired, the impairment loss that would be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. To determine fair value, TimkenSteel would use internal cash flow estimates discounted at an appropriate interest rate, third party appraisals, as appropriate, and/or market prices of similar assets, when available.

TimkenSteel recorded a $0.3 million write-off of certain capitalized costs related to a discontinued real estate transaction in 2014. In 2013, TimkenSteel recorded a write-down of $0.6 million related to the discontinued use of certain machinery and equipment. There were no impairments recognized for the year ended December 31, 2012.
Product Warranties:
TimkenSteel accrues liabilities for warranties based upon specific claim incidents in accordance with accounting rules relating to contingent liabilities. Should TimkenSteel become aware of a specific potential warranty claim for which liability is probable and reasonably estimable, a specific charge is recorded and accounted for accordingly. TimkenSteel has no significant warranty claims for the years ended December 31, 2014, 2013 and 2012.
Income Taxes:
For the periods ending prior to and on June 30, 2014, income taxes, as presented herein, attribute current and deferred income taxes of Timken to the TimkenSteel stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the FASB ASC Topic 740, “Accounting for Income Taxes” (ASC 740). Accordingly, the TimkenSteel income tax provision was prepared following the “separate return method.” The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the financial statements of Timken may not be included in the Consolidated Financial Statements of TimkenSteel. Similarly, the tax treatment of certain items reflected in the Consolidated Financial Statements of TimkenSteel may not be reflected in the financial statements and tax returns of Timken; therefore, such items as alternative minimum tax, net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Timken’s financial statements.
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. TimkenSteel recognizes valuation allowances against deferred tax assets by tax jurisdiction when it is more likely than not that such assets will not be realized. Accruals for uncertain tax positions are provided for in accordance with ASC 740. TimkenSteel recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.
In general, the taxable income (loss) of various steel entities was included in Timken’s consolidated tax returns, where applicable, in jurisdictions around the world. As such, separate income tax returns were not prepared for any entities of TimkenSteel. Consequently, income taxes currently payable are deemed to have been remitted to Timken, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Timken in the period that a refund could have been recognized by TimkenSteel had TimkenSteel been a separate taxpayer. Accrued U.S. federal, state and certain foreign current income tax balances, including penalties and interest, are treated as being settled without payment as of the end of each year. Therefore, the settlement of the current income tax liability without payment is treated as a Parent contribution and is included in net transfer (to)/from Timken and affiliates in the accompanying Consolidated Statements of Changes in Equity.
Following the spinoff on June 30, 2014, TimkenSteel accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. TimkenSteel recognizes deferred tax assets to the extent that TimkenSteel believes these assets are more likely than not to be realized. In making such a determination, TimkenSteel considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If TimkenSteel determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, TimkenSteel would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. TimkenSteel records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) TimkenSteel determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, TimkenSteel recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
TimkenSteel recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying Consolidated Statements of Income. Accrued interest and penalties are included within the related tax liability line in the Consolidated Balance Sheets.

Foreign Currency Translation:
Assets and liabilities of subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected as a separate component of accumulated other comprehensive loss. Gains and losses resulting from foreign currency transactions are included in the Consolidated Statements of Income. TimkenSteel realized foreign currency exchange losses of $1.1 million in 2014, $0.1 million in 2013 and $0.4 million in 2012.
Net Parent Investment:
Prior to the spinoff, Timken’s net investment in TimkenSteel was presented as net parent investment in lieu of stockholder’s equity. The Consolidated Statements of Changes in Equity included net cash transfers and other property transfers between Timken and TimkenSteel. Timken performed cash management and other treasury related functions on a centralized basis for nearly all of its legal entities, which included TimkenSteel. The net parent investment account included assets and liabilities incurred by Timken on behalf of TimkenSteel such as accrued liabilities related to corporate allocations including administrative expenses for legal, accounting, treasury, information technology, human resources and other services. Other assets and liabilities recorded by Timken, whose related income and expense had been pushed down to TimkenSteel, were also included in net parent investment.
All intercompany transactions effected through net parent investment in the accompanying Consolidated Balance Sheets were considered cash receipts and payments and are reflected in financing activities in the accompanying Consolidated Statements of Cash Flows.
The following table is a reconciliation of the amounts presented in the Consolidated Statements of Changes in Equity as net transfer (to)/from Timken and affiliates and the amounts presented as net transfers from/(to) Timken and affiliates on the Consolidated Statements of Cash Flows.

Year Ended
December 31, 2014
Net transfer (to)/from Timken and affiliates - Equity	($62.0)
Dividend paid to Timken	50.0
Net transfer of (assets) and liabilities from Timken	25.0
Settlement of (assets) and liabilities with Timken	(9.2)
Net transfers from/(to) Timken and affiliates - Cash Flow	$3.8

Pension and Other Postretirement Benefits:
TimkenSteel recognizes an overfunded status or underfunded status (i.e., the difference between the fair value of plan assets and the benefit obligations) as either an asset or a liability for its defined benefit pension and postretirement benefit plans on the Consolidated Balance Sheets, with a corresponding adjustment to accumulated other comprehensive loss, net of tax. The adjustment to accumulated other comprehensive loss represents the current year net unrecognized actuarial gains and losses and unrecognized prior service costs. These amounts will be recognized in future periods as net periodic benefit cost.
Prior to the spinoff, certain of TimkenSteel’s employees participated in defined benefit pension and other postretirement benefit plans sponsored by Timken and accounted for by Timken in accordance with accounting guidance for defined benefit pension and other postretirement benefit plans. Expense allocations for these benefits were determined based on a review of personnel by business unit and based on allocations of corporate and other shared functional personnel.
Stock-Based Compensation:
TimkenSteel recognizes stock-based compensation expense based on the grant date fair value of the stock-based awards over their required vesting period on a straight-line basis, whether the award was granted with graded or cliff vesting. Stock options are issued with an exercise price equal to the opening market price of TimkenSteel common shares on the date of grant. The fair value of stock options is determined using a Black-Scholes option pricing model, which incorporates assumptions regarding the expected volatility, the expected option life, the risk-free interest rate and the expected dividend yield. The fair value of stock-based awards that will settle in TimkenSteel common shares, other than stock options, is based on the opening market price of TimkenSteel common shares on the grant date. The fair values of stock-based awards that will settle in cash are remeasured at each reporting period until settlement of the awards.

Derivative Instruments:
TimkenSteel recognizes all derivatives on the Consolidated Balance Sheets at fair value. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. Forward contracts on various foreign currencies may be entered into in order to manage the foreign currency exchange rate risk on forecasted revenue denominated in foreign currencies. Other forward exchange contracts on various foreign currencies may be entered into in order to manage the foreign currency exchange rate risk associated with certain of TimkenSteel’s commitments denominated in foreign currencies.
As of December 31, 2014 and 2013, TimkenSteel had foreign currency forward contracts with a fair value of less than $0.1 million based on level 2 inputs.
Research and Development:
Expenditures for TimkenSteel research and development amounted to $8.5 million, $9.4 million and $11.2 million for the years ended December 31, 2014, 2013 and 2012, respectively, and were recorded as a component of selling, general and administrative expenses in the Consolidated Statements of Income. These expenditures may fluctuate from year to year depending on special projects and the needs of TimkenSteel and its customers.
Recent Accounting Pronouncements:
In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The adoption of ASU 2014-15 did not affect the results of operations and financial condition of TimkenSteel.
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which provides guidance for revenue recognition. This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. This ASU will supersede the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU also supersedes some cost guidance included in Subtopic 605-35, “Revenue Recognition-Construction-Type and Production-Type Contracts.” The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under today’s guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The standard will be effective for TimkenSteel in the first quarter of fiscal year 2017. Early adoption is not permitted. TimkenSteel is currently evaluating the impact of the adoption of this accounting standard update on its results of operations and financial condition.
Use of Estimates:
The preparation of these Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. These estimates and assumptions are reviewed and updated regularly to reflect recent experience.

Note 3 - Inventories
The components of inventories, net as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Inventories, net:
Manufacturing supplies	$38.5	$32.8
Raw materials	56.8	42.9
Work in process	110.3	81.6
Finished products	91.1	71.6
Subtotal	296.7	228.9
Allowance for surplus and obsolete inventory	(2.9)	(1.9)
Total Inventories, net	$293.8	$227.0

Inventories are valued at the lower of cost or market, with approximately 65% valued by the LIFO method and the remaining inventories, including manufacturing supplies inventory as well as international (outside the United States) inventories are valued by the FIFO, average cost or specific identification methods.
If all inventories had been valued on the FIFO method, inventories would have been $86.7 million and $79.0 million greater at December 31, 2014 and 2013, respectively. TimkenSteel recognized an increase in its LIFO reserve of $7.7 million during 2014 in cost of products sold compared to an increase of $1.5 million during 2013. The increase in the LIFO reserve recognized during 2014 was due to higher costs, particularly scrap steel costs.
Note 4 - Property, Plant and Equipment
The components of property, plant and equipment, net as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Property, Plant and Equipment, net:
Land and buildings	$292.4	$250.3
Machinery and equipment	1,183.0	1,125.2
Construction-in-progress	288.3	213.3
Subtotal	1,763.7	1,588.8
Less allowances for depreciation	(991.8)	(924.0)
Property, Plant and Equipment, net	$771.9	$664.8

Total depreciation expense was $50.8 million, $47.1 million and $43.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. In conjunction with the spinoff, property, plant and equipment, including its related allowance for depreciation, was transferred from Timken to TimkenSteel in the second quarter of 2014.
Prior to the spinoff, TimkenSteel capitalized interest allocated from Timken related to construction projects was $5.7 million, $10.8 million, and $4.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. TimkenSteel recorded additional capitalized interest of $1.2 million related to its borrowings subsequent to the separation from Timken on June 30, 2014.

Note 5 - Intangible Assets
The components of intangible assets, net as of December 31, 2014 and 2013 were as follows:

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets Subject to Amortization:
Customer relationships	$6.8	$2.4	$4.4	$6.8	$2.0	$4.8
Technology use	9.0	4.1	4.9	9.0	3.5	5.5
Capitalized software	50.6	29.6	21.0	41.2	23.4	17.8
	66.4	36.1	30.3	57.0	28.9	28.1
Intangible Assets not Subject to Amortization:
Tradename	—	—	—	0.9	—	0.9
	—	—	—	0.9	—	0.9
Total Intangible Assets	$66.4	$36.1	$30.3	$57.9	$28.9	$29.0

Intangible assets subject to amortization are amortized on a straight-line method over their legal or estimated useful lives, with useful lives ranging from five to 20 years. Amortization expense for intangible assets for the years ended December 31, 2014, 2013 and 2012 was $7.2 million, $2.9 million and $3.2 million, respectively.
In the fourth quarter of 2014, TimkenSteel made a final determination to discontinue the use of a tradename acquired in 2008, resulting in an impairment charge of $0.9 million, attributable to the Energy & Distribution segment, to reduce the asset to its estimated fair value of zero.

Note 6 - Financing Arrangements
The components of long-term debt as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Variable-rate State of Ohio Water Development Revenue Refunding Bonds, maturing on November 1, 2025 (0.04% as of December 31, 2014)	$12.2	$12.2
Variable-rate State of Ohio Air Quality Development Revenue Refunding Bonds, maturing on November 1, 2025 (0.04% as of December 31, 2014)	9.5	9.5
Variable-rate State of Ohio Pollution Control Revenue Refunding Bonds, maturing on June 1, 2033 (0.04% as of December 31, 2014)	8.5	8.5
Revolving credit facility, due 2019 (LIBOR plus applicable spread)	155.0	—
Total Long-Term Debt	$185.2	$30.2

Credit Facility
On June 30, 2014, TimkenSteel entered into a credit facility with JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as Syndication Agent, Bank of America, N.A. and HSBC Bank USA, National Association as Co-Documentation Agents and the other lenders and arrangers party thereto. The credit facility has a term of five years through June 30, 2019 and provides for a committed revolving credit line of up to $300.0 million. The credit facility includes an expansion option allowing TimkenSteel to request additional commitments of up to $150.0 million, in term loans or revolving credit commitments, subject to certain conditions and approvals as set forth in the credit agreement. The credit agreement provides a $50.0 million sublimit for multicurrency loans, a $50.0 million sublimit for letters of credit and a $30.0 million sublimit for swing line loans.
The credit facility may be used for working capital and asset renewal and acquisition and is secured by a first priority lien on substantially all of the assets of TimkenSteel and its subsidiaries.
TimkenSteel is required to maintain a certain capitalization ratio and interest coverage ratio as well as minimum liquidity balances as set forth in the credit agreement. As of December 31, 2014, TimkenSteel was in compliance with these ratios and liquidity requirements, as well as the additional covenants contained in the credit agreement. The credit agreement also provides the lenders with the ability to reduce the credit line amount, even if TimkenSteel is in compliance with all conditions of the credit agreement, upon a material adverse change to the business, properties, assets, financial condition or results of operations of TimkenSteel. Subject to certain limited exceptions, the credit agreement contains a number of restrictions that limit TimkenSteel’s ability to incur additional indebtedness, pledge its assets as security, guarantee obligations of third parties, make investments, undergo a merger or consolidation, dispose of assets, or materially change its line of business, among other things. In addition, the credit agreement includes a cross-default provision whereby an event of default under other debt obligations, as defined in the credit agreement, will be considered an event of default under the credit agreement.
Borrowings under the credit facility bear interest based on the daily balance outstanding at LIBOR (with no rate floor), plus an applicable margin (varying from 1.25% to 2.25%) or, in certain cases, an alternate base rate (based on certain lending institutions’ Prime Rate or as otherwise specified in the credit agreement, with no rate floor), plus an applicable margin (varying from 0.25% to 1.25%). The credit facility also carries a commitment fee equal to the unused borrowings multiplied by an applicable margin (varying from 0.20% to 0.40%). The applicable margins are calculated quarterly and vary based on TimkenSteel’s consolidated capitalization ratio as set forth in the credit agreement. TimkenSteel borrowed $155.0 million under the credit facility to fund capital expenditures, to pay a $50.0 million dividend to Timken in connection with the spinoff, to repurchase shares at a cost of $30.6 million, to purchase shares withheld for taxes $4.1 million, to fund cash dividends of $12.7 million paid to shareholders and to fund TimkenSteel’s operations. The interest rate under the revolving credit facility was 1.75% as of December 31, 2014. The amount available under the credit facility as of December 31, 2014 was $144.5 million.
Revenue Refunding Bonds
On June 1, 2014, Timken purchased in lieu of redemption the State of Ohio Water Development Revenue Refunding Bonds (Water Bonds), State of Ohio Air Quality Development Revenue Refunding Bonds (Air Quality Bonds) and State of Ohio Pollution Control Revenue Refunding Bonds (Pollution Control Bonds) (collectively, the Bonds). Pursuant to an Assignment and Assumption Agreement dated June 24, 2014 (the Assignment) between Timken and TimkenSteel, Timken assigned all of its right, title and interest in and to the loan agreements and the notes associated with the Bonds to, and these obligations were assumed by,

TimkenSteel. Additionally, replacement letters of credit were issued for the Water Bonds and the Pollution Control Bonds. The Bonds were remarketed on June 24, 2014 (the Remarketing Date) in connection with the conversion of the interest rate mode for the Bonds to the weekly rate and the delivery of the replacement letters of credit, as applicable. TimkenSteel is responsible for payment of the interest and principal associated with the Bonds subsequent to the Remarketing Date. As a result of the purchase and remarketing of the Bonds, TimkenSteel recorded a loss on debt extinguishment of $0.7 million during the second quarter of 2014 related to the write-off of original deferred financing costs, which is reflected as interest expense in the Consolidated Statements of Income.
All of TimkenSteel’s long-term debt is variable-rate debt and, as a result, the carrying value of this debt is a reasonable estimate of fair value as interest rates on these borrowings approximate current market rates, which is considered a Level 2 input. For the year ended December 31, 2014, interest paid, net of amounts capitalized, was $0.2 million. Prior to the spinoff, interest payments related to TimkenSteel were made by Timken.
In addition, as part of a settlement with the IRS, in 2012 TimkenSteel redeemed half of the balance outstanding on the variable rate State of Ohio Pollution Control Revenue Refunding Bonds, maturing on June 1, 2033, totaling $8.5 million, and agreed to redeem the remaining balance of $8.5 million on December 31, 2022. As part of the settlement, the IRS agreed to allow these bonds to remain tax-exempt during the period they are outstanding.
Leases
TimkenSteel leases a variety of real property and equipment. Rent expense under operating leases amounted to $9.2 million, $8.4 million and $8.2 million in 2014, 2013 and 2012, respectively. As of December 31, 2014, future minimum lease payments for noncancelable operating leases totaled $20.2 million and are payable as follows: 2015-$8.3 million; 2016-$5.9 million; 2017-$3.3 million; 2018-$1.8 million and 2019-$0.9 million. TimkenSteel has no significant lease commitments after 2019.
Note 7 - Accumulated Other Comprehensive Loss
Changes in accumulated other comprehensive loss for the years ended December 31, 2014 and 2013 by component are as follows:

	Foreign Currency Translation Adjustments	Pension and Postretirement Liability Adjustments	Total
Balance at December 31, 2012	($0.6)	$—	($0.6)
Other comprehensive income before reclassifications, before tax	0.2	—	0.2
Income tax benefit	—	—	—
Net current period other comprehensive income, net of tax	0.2	—	0.2
Balance at December 31, 2013	($0.4)	$—	($0.4)

Net transfer from Timken	(3.2)	(233.9)	(237.1)
Other comprehensive loss before reclassifications, before tax	(1.2)	(109.3)	(110.5)
Amounts reclassified from accumulated other comprehensive loss, before income tax	—	19.2	19.2
Income tax benefit	—	31.5	31.5
Net current period other comprehensive loss, net of tax	(1.2)	(58.6)	(59.8)
Balance at December 31, 2014	($4.8)	($292.5)	($297.3)
The reclassification of the pension and postretirement liability adjustment was included in costs of products sold and selling, general and administrative expenses in the Consolidated Statements of Income. These components are included in the computation of pension and postretirement net periodic benefit cost. Refer to Note 8 — “Retirement and Postretirement Benefit Plans” for further details.
Note 8 - Retirement and Postretirement Benefit Plans
Defined Benefit Pensions
Prior to the spinoff, eligible TimkenSteel employees, including certain employees in foreign countries, participated in the following Timken-sponsored plans: The Timken Company Pension Plan; The Timken-Latrobe-MPB-Torrington Retirement Plan; and the Timken UK Pension Scheme. During 2014, the assets and liabilities of these pension plans related to TimkenSteel employees and retirees were transferred to pension plans sponsored by TimkenSteel as follows: TimkenSteel Corporation Retirement Plan; TimkenSteel Corporation Bargaining Unit Pension Plan and the TimkenSteel UK Pension Scheme. Plan assets of $1,193.6 million, benefit plan obligations of $1,134.8 million and accumulated other comprehensive losses of $361.8 million ($228.9 million, net of tax) were recorded by TimkenSteel related to these plans. The amounts recorded related to the transfer to TimkenSteel plans were remeasured as of the date of transfer, which included updated valuation assumptions, as appropriate.
Pension benefits earned are generally based on years of service and compensation during active employment. TimkenSteel’s funding policy is consistent with the funding requirements of applicable laws and regulations. Asset allocations are established in a manner consistent with projected plan liabilities, benefit payments and expected rates of return for the various asset classes. The expected rate of return for the investment portfolio is based on expected rates of return for various asset classes, as well as historical asset class and fund performance.
Postretirement Benefits
Prior to the spinoff, eligible retirees of TimkenSteel and their dependents were provided health care and life insurance benefits from the following Timken-sponsored plans: The Timken Company Bargaining Unit Welfare Benefit Plan for Retirees and The Timken Company Welfare Plan for Retirees. During 2014, the assets and liabilities of these postretirement plans related to TimkenSteel employees and retirees were transferred to postretirement plans sponsored by TimkenSteel as follows: TimkenSteel Corporation Bargaining Unit Welfare Benefit Plan for Retirees and TimkenSteel Corporation Welfare Benefit Plan for Retirees. Plan assets of $130.1 million, benefit plan obligations of $232.2 million and accumulated other comprehensive losses of $8.2 million ($5.0 million, net of tax) were recorded by TimkenSteel related to these plans. The amounts recorded related to the transfer to TimkenSteel plans were remeasured as of the date of transfer, which included updated valuation assumptions, as appropriate.

The following tables set forth the change in benefit obligation, change in plan assets, funded status and amounts recognized on the Consolidated Balance Sheets for the defined benefit pension plans for 2014:

Change in benefit obligation:	Pension	Postretirement
Benefit obligation as of December 31, 2013	$—	$—
Service cost	10.2	1.1
Interest cost	33.3	6.5
Actuarial (gains) losses	131.2	16.4
Employee contributions	—	—
Benefits paid	(44.2)	(12.9)
Liabilities assumed from separation	1,134.8	232.2
Foreign currency translation adjustment	(7.8)	—
Benefit obligation as of December 31, 2014	$1,257.5	$243.3

Change in plan assets:	Pension	Postretirement
Fair value of plan assets as of December 31, 2013	$—	$—
Actual return on plan assets	87.5	5.0
Employee contributions	—	—
Company contributions / payments	0.3	20.4
Benefits paid	(44.2)	(12.9)
Assets received from separation	1,193.6	130.1
Foreign currency translation adjustment	(7.9)	—
Fair value of plan assets as of December 31, 2014	1,229.3	142.6
Funded status as of December 31, 2014	($28.2)	($100.7)

Accumulated Benefit Obligation	$1,218.7	$243.3
Amounts recognized on the balance sheet at December 31, 2014, for TimkenSteel’s pension and postretirement benefit plans include:

	Pension	Postretirement
Non-current assets	$8.0	$—
Current liabilities	(0.4)	(17.4)
Non-current liabilities	(35.8)	(83.3)
	($28.2)	($100.7)
Included in accumulated other comprehensive loss at December 31, 2014, were the following before-tax amounts that had not been recognized in net periodic benefit cost:

	Pension	Postretirement
Unrecognized net actuarial loss	$433.8	$20.0
Unrecognized prior service cost	2.7	3.4
	$436.5	$23.4

The change in plan assets and benefit obligations before tax recognized in accumulated other comprehensive loss for the year ended December 31, 2014 was as follows:

	Pension	Postretirement
Net actuarial loss	$94.7	$15.8
Recognized net actuarial loss	(18.1)	—
Recognized prior service cost	(0.5)	(0.6)
Net transfer from Timken	361.8	8.2
Foreign currency translation adjustment	(1.4)	—
	$436.5	$23.4
Amounts expected to be amortized from accumulated other comprehensive loss and included in total net periodic benefit cost during the year ended December 31, 2015, are as follows:

	Pension	Postretirement
Net actuarial loss	$32.8	$0.1
Prior service cost	0.6	1.1
	$33.4	$1.2
The weighted-average assumptions used in determining benefit obligation as of December 31, 2014 were as follows:

Assumptions:	Pension	Postretirement
Discount rate	4.21%	4.05%
Future compensation assumption	3.09%	n/a
The weighted-average assumptions used in determining benefit cost for the year ended December 31, 2014 were as follows:

Assumptions:	Pension	Postretirement
Discount rate	4.65%	4.33%
Future compensation assumption	3.11%	n/a
Expected long-term return on plan assets	7.23%	5.00%
The discount rate assumption is based on current rates of high-quality long-term corporate bonds over the same period that benefit payments will be required to be made. The expected rate of return on plan assets assumption is based on the weighted-average expected return on the various asset classes in the plans’ portfolio. The asset class return is developed using historical asset return performance as well as current market conditions such as inflation, interest rates and equity market performance. At December 31, 2014, a new mortality table was used for purposes of determining TimkenSteel's mortality assumption that contributed to an increase in projected benefit obligations of approximately $75 million.
For measurement purposes, TimkenSteel assumed a weighted-average annual rate of increase in the per capita cost (health care cost trend rate) of 7.00% for 2015, declining gradually to 5.00% in 2023 and thereafter for medical and prescription drug benefits, and 9.00% for 2015, declining gradually to 5.00% in 2031 and thereafter for HMO benefits. A one percentage point increase in the assumed health care cost trend rate would have increased the 2014 postretirement benefit obligation by $3.5 million and increased the total service and interest cost components by $0.1 million. A one percentage point decrease would have decreased the 2014 postretirement benefit obligation by $3.1 million and decreased the total service and interest cost components by $0.1 million.

The components of net periodic benefit cost for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Pension			Postretirement
	Years Ended December 31,			Years Ended December 31,
Components of net periodic benefit cost:	2014	2013	2012	2014	2013	2012
Service cost	$10.2	$—	$—	$1.1	$—	$—
Interest cost	33.3	—	—	6.5	—	—
Expected return on plan assets	(51.0)	—	—	(4.4)	—	—
Amortization of prior service cost	0.5	—	—	0.6	—	—
Amortization of net actuarial loss	18.1	—	—	—	—	—
Allocated benefit cost from Timken	5.2	23.8	19.0	2.2	6.4	9.0
Net Periodic Benefit Cost	$16.3	$23.8	$19.0	$6.0	$6.4	$9.0

As disclosed above, prior to the spinoff, employees of TimkenSteel participated in various retirement and postretirement benefits sponsored by The Timken Company. Because Timken provided these benefits to eligible employees and retirees of TimkenSteel, the costs to participating employees of TimkenSteel in these plans were reflected in the Consolidated Financial Statements, while the related assets and liabilities were retained by Timken. Expense allocations for these benefits were determined based on a review of personnel by business unit and based on allocations of corporate and other shared functional personnel. All cost allocations related to the various retirement benefit plans have been deemed paid by TimkenSteel to Timken in the period in which the cost was recorded in the Consolidated Statements of Income as a component of cost of products sold and selling, general and administrative expenses. Allocated benefit cost from Timken were funded through intercompany transactions, which were reflected within the net parent investment on the Consolidated Balance Sheets.
TimkenSteel recognizes its overall responsibility to ensure that the assets of its various defined benefit pension plans are managed effectively and prudently and in compliance with its policy guidelines and all applicable laws. Preservation of capital is important; however, TimkenSteel also recognizes that appropriate levels of risk are necessary to allow its investment managers to achieve satisfactory long-term results consistent with the objectives and the fiduciary character of the pension funds. Asset allocations are established in a manner consistent with projected plan liabilities, benefit payments and expected rates of return for various asset classes. The expected rate of return for the investment portfolios is based on expected rates of return for various asset classes, as well as historical asset class and fund performance. The target allocations for plan assets are 32% equity securities, 54% debt securities and 14% in all other types of investments.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The FASB provides accounting rules that classify the inputs used to measure fair value into the following hierarchy:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 -
Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3 -	Unobservable inputs for the asset or liability.

The following table presents the fair value hierarchy for those investments of TimkenSteel’s pension assets measured at fair value on a recurring basis as of December 31, 2014:

	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$51.8	$0.5	$51.3	$—
Government and agency securities	298.9	283.7	15.2	—
Corporate bonds - investment grade	133.8	—	133.8	—
Equity securities - U.S. companies	80.4	80.4	—	—
Equity securities - international companies	70.1	70.1	—	—
Common collective funds - domestic equities	52.6	—	52.6	—
Common collective funds - international equities	93.3	—	93.3	—
Common collective funds - fixed income	240.3	—	240.3	—
Common collective funds - other	20.6	—	20.6	—
Mutual funds - real estate	34.2	34.2	—	—
Mutual funds - other	40.0	—	40.0	—
Real estate partnerships	56.3	—	56.3	—
Risk parity (1)	57.0	—	57.0	—
Total Assets	$1,229.3	$468.9	$760.4	$—
(1) Investments in multi-asset risk parity strategy funds with holdings in domestic and international debt and equity securities, commodities, real estate, and derivative investments.

The following table presents the fair value hierarchy for those investments of TimkenSteel’s postretirement assets measured at fair value on a recurring basis as of December 31, 2014:

	Total	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$2.2	$—	$2.2	$—
Common collective funds - domestic equities	21.9	—	21.9	—
Common collective funds - international equities	11.0	—	11.0	—
Common collective funds - fixed income	93.4	—	93.4	—
Risk parity (1)	14.1	—	14.1	—
Total Assets	$142.6	$—	$142.6	$—
(1) Investments in multi-asset risk parity strategy funds with holdings in domestic and international debt and equity securities, commodities, real estate, and derivative investments.

Future benefit payments are expected to be as follows:

		Postretirement
Benefit Payments:	Pension	Gross	Medicare Part D Subsidy Receipts
2015	$74.2	$21.2	$0.9
2016	75.6	20.7	0.9
2017	75.7	20.0	1.0
2018	83.8	19.5	1.1
2019	76.6	18.7	1.2
2020-2024	383.7	81.9	6.8
Defined Contribution Plan
Prior to the spinoff, substantially all of TimkenSteel’s employees in the United States and employees at certain foreign locations participated in defined contribution retirement and savings plans sponsored by Timken. TimkenSteel recorded expense primarily related to employer matching contributions to these defined contribution plans of $4.7 million in 2014, $3.8 million in 2013 and $3.9 million in 2012.
Note 9 - Earnings Per Share
On June 30, 2014, approximately 45.4 million TimkenSteel common shares were distributed to Timken shareholders in conjunction with the spinoff. Basic earnings per share are computed based upon the weighted average number of common shares outstanding. Diluted earnings per share are computed based upon the weighted average number of common shares outstanding plus the dilutive effect of common share equivalents calculated using the treasury stock method. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, the weighted average shares outstanding as of June 30, 2014 was assumed to be outstanding as of the beginning of each period presented prior to the spinoff in the calculation of basic weighted average shares. In addition, for the dilutive weighted average share calculations, the dilutive securities outstanding at June 30, 2014 were assumed to be also outstanding at each of the periods presented prior to the spinoff. For the years ended December 31, 2014, 2013 and 2012, 0.1 million, 0.2 million and 0.2 million of equity-based awards, respectively, were excluded from the computation of diluted earnings per share because the effect of their inclusion would have been anti-dilutive. Treasury stock is excluded from the denominator in calculating both basic and diluted earnings per share.
The following table sets forth the reconciliation of the numerator and the denominator of basic earnings per share and diluted earnings per share for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
Numerator:
Net income for basic and diluted earnings per share	$104.4	$89.5	$155.2

Denominator:
Weighted average shares outstanding, basic	45,541,705	45,729,624	45,729,624
Dilutive effect of stock-based awards	502,438	519,883	519,883
Weighted average shares outstanding, diluted	46,044,143	46,249,507	46,249,507

Basic earnings per share	$2.29	$1.96	$3.39
Diluted earnings per share	$2.27	$1.94	$3.36

Note 10 - Stock-Based Compensation
Description of the Plan
Prior to the spinoff, employees of TimkenSteel were eligible to participate in The Timken Company Long-Term Incentive Plan (Timken LTIP Plan) and The Timken Company 2011 Long-Term Incentive Plan (Timken 2011 Plan) and were eligible to receive Timken stock-based awards including stock options, restricted share awards and performance-based restricted share units. Effective June 30, 2014, TimkenSteel employees and non-employee directors began participating in the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (TimkenSteel 2014 Plan).
The TimkenSteel 2014 Plan authorizes the Compensation Committee of the TimkenSteel Board of Directors to grant non-qualified or incentive stock options, stock appreciation rights, stock awards (including restricted shares, restricted share unit awards, performance shares, performance units, deferred shares and common shares) and cash awards to TimkenSteel employees and non-employee directors. No more than 6.75 million TimkenSteel common shares may be delivered under the TimkenSteel 2014 Plan. The TimkenSteel 2014 Plan contains fungible share counting mechanics, which generally means that awards other than stock options and stock appreciation rights will be counted against the aggregate share limit as 2.46 common shares for every one common share that is actually issued or transferred under such awards. This means, for example, that if all awards made under the TimkenSteel 2014 Plan consisted of restricted stock awards, only approximately 2.7 million common shares could be issued in settlement of such awards with the 6.75 million common shares authorized by the TimkenSteel 2014 Plan. The TimkenSteel 2014 Plan authorized up to 3.0 million common shares for use in granting “replacement awards” to current holders of Timken equity awards under Timken’s equity compensation plans at the time of the spinoff. As of December 31, 2014, approximately 4.1 million shares of TimkenSteel common stock remained available for grants under the TimkenSteel 2014 Plan.

In connection with the spinoff, stock compensation awards granted under the Timken LTIP Plan and the Timken 2011 Plan were adjusted as follows:

•	Vested and unvested stock options were adjusted so that the grantee holds options to purchase both Timken and TimkenSteel common shares.

•
The adjustment to the Timken and TimkenSteel stock options, when combined, were intended to generally preserve the intrinsic value of each original option grant and the ratio of the exercise price to the fair market value of Timken common shares on June 30, 2014.

•
Unvested restricted stock awards were replaced with adjusted, substitute awards for restricted shares or units, as applicable, of Timken and TimkenSteel common shares. The new awards of restricted stock were intended to generally preserve the intrinsic value of the original award determined as of June 30, 2014.

•	Vesting periods of awards were unaffected by the adjustment and substitution.

Awards granted in connection with the adjustment of awards originally issued under the Timken LTIP Plan and the Timken 2011 Plan are referred to as replacement awards under the TimkenSteel 2014 Plan and, as noted above, reduce the maximum number of TimkenSteel common shares available for delivery under the TimkenSteel 2014 Plan. TimkenSteel records compensation expense for both TimkenSteel and Timken common shares for awards held by TimkenSteel employees only.
The following table provides the significant assumptions used to calculate the grant date fair market values of options granted using a Black-Scholes option pricing method:

	2014 Subsequent to Spinoff	2014 Prior to Spinoff	2013	2012
Weighted-average fair value per option	$18.43	$23.17	$21.17	$20.16
Risk-free interest rate	1.78%	1.80%	1.09%	1.15%
Dividend yield	1.22%	1.75%	2.29%	1.94%
Expected stock volatility	47.00%	50.35%	50.66%	50.00%
Expected life - years	6	6	6	6

The expected life of stock option awards granted is based on historical data and represents the period of time that options granted are expected to be held prior to exercise. In the absence of adequate stock price history of TimkenSteel common stock, expected volatility related to stock option awards granted subsequent to the spinoff is based on the historical volatility of a selected group of peer companies’ stock. Prior to the spin, volatility was calculated using the historical volatility of Timken stock. Expected annual dividends per share are estimated using the most recent dividend payment per share as of the grant date. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The following summarizes TimkenSteel stock option activity from June 30, 2014 to December 31, 2014:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (millions)
Outstanding as of June 30, 2014	1,859,312	$26.31
Granted	10,620	$46.08
Exercised	(330,033)	$18.13
Canceled, forfeited or expired	(18,847)	$32.54
Outstanding as of December 31, 2014	1,521,052	$28.15	6.43	$13.60
Options expected to vest	637,623	$33.26	8.11	$2.50
Options exercisable	801,327	$23.59	4.80	$10.80
Stock options presented in this table represent TimkenSteel awards only, including those held by Timken employees.
The total intrinsic value of stock options exercised during the period from June 30, 2014 to December 31, 2014 was $9.7 million. Cash proceeds from the exercise of stock options were $5.8 million. The tax benefit from stock option exercises was $0.3 million.

The following summarizes TimkenSteel stock-settled restricted share award activity from June 30, 2014 to December 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding as of June 30, 2014	342,080	$31.94
Granted	34,370	$37.98
Vested	(16,429)	$44.35
Canceled or expired	(67,763)	$31.54
Outstanding as of December 31, 2014	292,258	$32.04
Restricted share awards presented in this table represent TimkenSteel awards only, including those held by Timken employees.
The adjustment of the stock compensation awards occurred in conjunction with the distribution of TimkenSteel common shares to Timken shareholders in the June 30, 2014 after-market distribution. Outstanding restricted share awards include restricted shares, restricted shares units, performance-based restricted shares and deferred shares that will settle in common shares. Outstanding restricted shares and restricted share units generally cliff-vest after three years or vest in 25% increments annually beginning on the first anniversary of the date of grant. Performance-based restricted shares vest based on achievement of specified performance objectives.
TimkenSteel recognized stock-based compensation expense of $6.0 million ($3.8 million after tax), $2.8 million ($1.8 million after tax) and $2.6 million ($1.6 million after tax) for the years ended December 31, 2014, 2013 and 2012, respectively, related to stock option awards and stock-settled restricted share awards. 2014 compensation expense includes the recognition of $0.3 million of incremental compensation expense in the second quarter of 2014 resulting from the adjustment and substitution of stock-settled awards.
As of December 31, 2014, unrecognized compensation cost related to stock option awards and stock-settled restricted shares was $11.2 million, which is expected to be recognized over a weighted average period of 1.5 years. The calculations of unamortized expense and weighted-average periods include awards based on both TimkenSteel and Timken stock awards held by TimkenSteel employees.
Certain restricted stock units, including performance-based restricted stock units, are settled in cash and were adjusted and substituted as described above. TimkenSteel accrued $5.3 million and $1.5 million as of December 31, 2014 and 2013, respectively, which was included in salaries, wages and benefits, and other non-current liabilities on the Consolidated Balance Sheets.
Note 11 - Segment Information
TimkenSteel operates and reports financial results for two segments: Industrial & Mobile and Energy & Distribution. These segments represent the level at which the chief operating decision maker (CODM) reviews the financial performance of TimkenSteel and makes operating decisions. Segment earnings before interest and taxes (EBIT) is the measure of profit and loss that the CODM uses to evaluate the financial performance of TimkenSteel and is the basis for resource allocation, performance reviews and compensation. For these reasons, TimkenSteel believes that Segment EBIT represents the most relevant measure of segment profit and loss. The CODM may exclude certain charges or gains from EBIT, such as corporate charges and other special charges, to arrive at a Segment EBIT that is a more meaningful measure of profit and loss upon which to base operating decisions. TimkenSteel defines Segment EBIT margin as Segment EBIT as a percentage of net sales.
TimkenSteel changed the method by which certain costs and expenses are allocated to its reportable segments beginning with the third quarter of 2014. The change reflects a refinement of its internal reporting to align with the way management now makes operating decisions and manages the growth and profitability of its business as an independent company subsequent to the spinoff from Timken. This change corresponds with management’s current approach to allocating costs and resources and assessing the performance of its segments. TimkenSteel reports segment information in accordance with the provisions of FASB ASC 280, “Segment Reporting.” There has been no change in the total consolidated financial condition or results of operations previously reported as a result of the change in its segment cost structure. All periods presented have been adjusted to reflect this change.

Industrial & Mobile
The Industrial & Mobile segment is a leading provider of high-quality air-melted alloy steel bars, tubes, precision components and value-added services. For the industrial market sector, TimkenSteel sells to original equipment manufacturers including agriculture, construction, machinery, military, mining, power generation and rail. For the mobile market sector, TimkenSteel sells to automotive customers including light-vehicle, medium-truck and heavy-truck applications. Products in this segment are in applications, including engine, transmission and driveline components, large hydraulic system components, military ordnance, mining and construction drilling applications and other types of equipment.
Energy & Distribution
The Energy & Distribution segment is a leading provider of high-quality air-melted alloy steel bars, seamless tubes and value-added services such as thermal treatment and machining. The Energy & Distribution segment offers unique steel chemistries in various product configurations to improve customers’ performance in demanding drilling, completion and production activities. Application of TimkenSteel’s engineered material solutions can be found in both offshore and land-based drilling rig activities. Vertical and horizontal drilling and completion applications include high strength drill string components and specialized completion tools that enable hydraulic fracturing for shale gas and oil. Distribution channel activity also is conducted through this segment. Distribution channel activity constitutes direct sales of steel bars and seamless mechanical tubes to distributors. TimkenSteel authorized service centers enable TimkenSteel to collaborate with various independent service centers to deliver differentiated solutions for end users.

	Years Ended December 31,
	2014	2013	2012
Net Sales:
Industrial & Mobile	$962.0	$865.0	$1,014.1
Energy & Distribution	712.2	515.9	714.6
	$1,674.2	$1,380.9	$1,728.7
Segment EBIT:
Industrial & Mobile	$79.8	$83.9	$102.0
Energy & Distribution	98.8	58.6	128.9
Total Segment EBIT	$178.6	$142.5	$230.9
Unallocated (1)	(19.5)	(14.7)	3.7
Interest expense	(0.9)	(0.2)	(0.3)
Income Before Income Taxes	$158.2	$127.6	$234.3
(1) Unallocated are costs associated with strategy, corporate development, tax, treasury, legal, internal audit, LIFO and general administration expenses.

Energy & Distribution intersegment sales to the Industrial & Mobile segment were $1.5 million, $1.7 million and $1.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

	Years Ended December 31,
	2014	2013	2012
Capital Expenditures:
Industrial & Mobile	$59.6	$83.5	$92.8
Energy & Distribution	70.0	99.3	74.4
	$129.6	$182.8	$167.2
Depreciation and Amortization:
Industrial & Mobile	$27.8	$22.1	$24.2
Energy & Distribution	30.2	27.9	22.0
	$58.0	$50.0	$46.2

	December 31,
	2014	2013
Assets Employed at Year-end:
Industrial & Mobile	700.1	585.9
Energy & Distribution	750.7	571.9
Unallocated (2)	(86.7)	(79.0)
	$1,364.1	$1,078.8
(2) Unallocated assets are costs associated with LIFO.
Geographic Information
TimkenSteel changed the method by which it reports net sales by geographic area during the year ended December 31, 2014. The change reflects a refinement of its internal reporting to align with the way management now makes operating decisions and manages the growth and profitability of its business as an independent company subsequent to the spinoff from Timken. Net sales by geographic area are now reported by the country in which the customer is domiciled. All periods present have been adjusted to reflect this change. There has been no change in the total consolidated financial condition or results of operations previously reported as a result of the change in the determination of geographic information.
Long-lived assets include property, plant and equipment and intangible assets subject to amortization. Long-lived assets by geographic area are reported by the location of the TimkenSteel subsidiary to which the asset is attributed.

	Years Ended December 31,
	2014	2013	2012
Net Sales:
United States	$1,514.9	$1,244.4	$1,567.4
Foreign	159.3	136.5	161.3
	$1,674.2	$1,380.9	$1,728.7

	December 31,
	2014	2013
Long-lived Assets:
United States	$801.6	$693.6
Foreign	0.6	0.2
	$802.2	$693.8
Note 12 - Income Tax Provision
As previously discussed in Note 2 — “Significant Accounting Policies”, although TimkenSteel was historically included in the consolidated income tax returns of The Timken Company, TimkenSteel’s income taxes are computed and reported herein under the “separate return method” for periods ending prior to and on June 30, 2014. Use of the separate return method may result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in the Consolidated Financial Statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards that were actually reflected in Timken’s Consolidated Financial Statements may or may not exist at the standalone level for TimkenSteel. Following the spinoff on June 30, 2014, TimkenSteel’s income taxes are computed and reported herein under the asset and liability method under ASC 740. Prior to the June 30, 2014 spinoff transaction from Timken, TimkenSteel was included in Timken’s income tax returns for all applicable years. TimkenSteel anticipates an adjustment of income taxes payable under the tax sharing agreement between Timken and TimkenSteel upon the filing of Timken’s consolidated U.S. federal and state income tax returns for the period prior to June 30, 2014. When the income tax payable adjustments are finalized with Timken for the pre-June 30, 2014 period based on filed tax returns, TimkenSteel will adjust its additional paid-in capital as necessary.
Income from operations before income taxes, based on geographic location of the operations to which such earnings are attributable, is provided below.

	Years Ended December 31,
	2014	2013	2012
United States	$155.0	$125.9	$231.9
Non-United States	3.2	1.7	2.4
Income from operations before income taxes	$158.2	$127.6	$234.3

The provision for income taxes consisted of the following:

	Years Ended December 31,
	2014	2013	2012
Current:
Federal	$32.3	$18.5	$65.6
State and local	5.3	3.5	5.4
Foreign	0.5	0.1	1.0
	$38.1	$22.1	$72.0
Deferred:
Federal	$17.6	$15.5	$6.8
State and local	(1.9)	0.5	0.2
Foreign	—	—	0.1
	15.7	16.0	7.1
United States and foreign tax expense on income	$53.8	$38.1	$79.1
Tax payments made by Timken, related to TimkenSteel, for the six months ended June 30, 2014 and for the year ended December 31, 2013 and December 31, 2012 were $35.2 million, $22.1 million and $72.0 million, respectively. Income taxes currently payable prior to the spinoff are deemed to have been remitted to Timken, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Timken in the period that a refund could have been recognized by TimkenSteel had TimkenSteel been a separate taxpayer.
Tax payments made by TimkenSteel for the six months ended December 31, 2014 were $27.9 million and $0.4 million for U.S. federal and state payments and foreign payments, respectively. At December 31, 2014, TimkenSteel had refundable overpayments of federal income taxes of approximately $25.0 million. TimkenSteel recorded that receivable as a component of prepaid expenses on the Consolidated Balance Sheets.
The reconciliation between TimkenSteel’s effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	Years Ended December 31,
	2014	2013	2012
Income tax at the U.S. federal statutory rate	$55.4	$44.6	$82.0
Adjustments:
State and local income taxes, net of federal tax benefit	2.1	2.5	3.7
Foreign losses without current tax benefits	—	—	0.5
Foreign earnings taxed at different rates including tax holidays	(0.2)	(0.3)	0.3
U.S. domestic manufacturing deduction	(3.2)	(2.3)	(6.4)
U.S. research tax credit	(0.6)	(0.5)	(0.6)
Accruals and settlements related to tax audits	—	(6.1)	—
Other items, net	0.3	0.2	(0.4)
Provision for income taxes	$53.8	$38.1	$79.1
Effective income tax rate	34.0%	29.9%	33.8%

Income tax expense includes U.S. and international income taxes. Except as required under U.S. tax law, U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested outside the United States. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. Undistributed earnings of foreign subsidiaries that are invested indefinitely outside of the United States were $1.5 million, $6.4 million and $9.0 million at December 31, 2014, 2013 and 2012, respectively. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable because of the complexities of the hypothetical calculation.
The effect of temporary differences giving rise to deferred tax assets and liabilities at December 31, 2014 and 2013 was as follows:

	December 31,
	2014	2013
Deferred tax assets:
Pension and other postretirement benefits	$52.7	$—
Other employee benefit accruals	17.2	5.2
Tax loss carryforwards	18.1	14.1
Intangible assets	3.0	3.1
Other, net	1.7	8.3
Deferred tax assets subtotal	$92.7	$30.7
Valuation allowances	(11.7)	(14.1)
Deferred tax assets	80.8	16.6
Deferred tax liabilities:
Depreciation	($131.9)	($93.4)
Inventory	(3.7)	(7.6)
Deferred tax liabilities subtotal	(135.6)	(101.0)
Net deferred tax liabilities	($54.8)	($84.4)
As of December 31, 2014, TimkenSteel had loss carryforwards in the U.S. and various non-U.S. jurisdictions with tax benefits totaling $18.1 million having various expiration dates. TimkenSteel has provided valuation allowances of $11.7 million against these carryforwards. The majority of the non-U.S. loss carryforwards represent local country net operating losses for branches of TimkenSteel or entities treated as branches of TimkenSteel under U.S. tax law. Tax benefits have been recorded for these losses in the United States. The related local country net operating loss carryforwards are offset fully by valuation allowances.
As of December 31, 2014, TimkenSteel had no total gross unrecognized tax benefits, and no amounts which represented unrecognized tax benefits that would favorably impact TimkenSteel’s effective income tax rate in any future periods if such benefits were recognized. As of December 31, 2014, TimkenSteel does not anticipate a change in its unrecognized tax positions during the next 12 months. TimkenSteel had no accrued interest and penalties related to uncertain tax positions as of December 31, 2014. TimkenSteel records interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2013, TimkenSteel had $0.7 million of total gross unrecognized tax benefits. Included in this amount was $0.4 million, which represented the amount of unrecognized tax benefits that would favorably impact TimkenSteel’s effective income tax rate in any future periods if such benefits were recognized. TimkenSteel had accrued $0.1 million of interest and penalties related to uncertain tax positions as of December 31, 2013. TimkenSteel records interest and penalties related to uncertain tax positions as a component of income tax expense.

The reconciliation of TimkenSteel’s total gross unrecognized tax benefits is as follows:

	Years Ended December 31,
	2014	2013	2012
Beginning balance, January 1	$0.7	$8.0	$8.0
Tax positions related to prior years:
Additions	—	0.3	0.1
Reductions	(0.7)	(6.0)	(0.1)
Settlements	—	(1.6)	—
Ending balance, December 31	$—	$0.7	$8.0
As of December 31, 2014, Timken is subject to examination by the IRS for tax years 2006 to the present. Timken also is subject to tax examination in various U.S. state and local tax jurisdictions for tax years 2006 to the present. Timken also is subject to tax examination in various foreign tax jurisdictions, including Mexico for tax years 2007 to the present, China for tax years 2010 to the present and the United Kingdom for tax years 2011 to the present. TimkenSteel is subject to examination by the IRS for the period June 30, 2014 through December 31, 2014. TimkenSteel also is subject to tax examinations in various foreign tax jurisdictions, including Mexico, China, Poland, Singapore, and the United Kingdom for the period June 30, 2014 through December 31, 2014.
Note 13 - Contingencies
TimkenSteel has a number of loss exposures that are incurred in the ordinary course of business such as environmental claims, product liability claims, product warranty claims, litigation and accounts receivable reserves. Establishing loss reserves for these matters requires management’s estimate and judgment with regards to risk exposure and ultimate liability or realization. These loss reserves are reviewed periodically and adjustments are made to reflect the most recent facts and circumstances.
Environmental Matters
From time to time, TimkenSteel may be a party to lawsuits, claims or other proceedings related to environmental matters and/or may receive notices of potential violations of environmental laws and regulations from the U.S. Environmental Protection Agency and similar state or local authorities. TimkenSteel recorded reserves for such environmental matters as other current liabilities on the Consolidated Balance Sheets. There were no amounts accrued as of December 31, 2013 and 2012. Accruals related to such environmental matters represent management’s best estimate of the fees and costs associated with these matters. Although it is not possible to predict with certainty the outcome of such matters, management believes that their ultimate dispositions, should not have a material adverse effect on TimkenSteel’s financial position, cash flows, or results of operations.

2014
Balance at December 31, 2013	$—
Expenses	1.5
Payments	(0.2)
Balance at December 31, 2014	$1.3
Note 14 - Relationship with Timken and Related Entities
Prior to the spinoff on June 30, 2014, TimkenSteel was managed and operated in the normal course of business with other affiliates of Timken. Transactions between Timken and TimkenSteel, with the exception of sales and purchase transactions and reimbursements for payments made to third-party service providers by Timken on TimkenSteel’s behalf, are reflected in equity in the Consolidated Balance Sheets as net parent investment and in the Consolidated Statements of Cash Flows as a financing activity in net transfers (to)/from Timken and affiliates.
Corporate Costs/Allocations
For the periods prior to April 1, 2014, the Consolidated Financial Statements include corporate costs incurred by Timken for services that were provided to or on behalf of TimkenSteel, including but not limited to legal, treasury, corporate administration, technology and human resource services. These costs consist of allocated cost pools and direct costs. Corporate costs have been directly charged to, or allocated to, TimkenSteel using methods management believes are consistent and reasonable. TimkenSteel direct costs are incurred directly by TimkenSteel based on negotiated usage rates and dedicated employee assignments. These corporate charges and allocations have been deemed paid by TimkenSteel to Timken in the period in which the costs were recorded in the Consolidated Statements of Income. Net charges from Timken for these services, reflected in selling, general and administrative expenses, were $7.4 million, $23.2 million and $24.3 million for years ended December 31, 2014, 2013 and 2012, respectively. Effective April 1, 2014, TimkenSteel performed these functions using internal resources or services provided by third parties, certain of which were provided by Timken and directly charged to TimkenSteel. Timken will continue to provide such services during a transition period pursuant to a transition services agreement described below.
Transactions with Other Timken Businesses
Throughout the periods covered by the Consolidated Financial Statements, TimkenSteel sold finished goods to Timken and its businesses. During the years ended December 31, 2014 (on a related-party basis prior to the spinoff), 2013 and 2012, respectively, revenues from related party sales of products totaled $46.0 million, or 2.7% of net sales, $75.1 million, or 5.4% of net sales and $101.2 million, or 5.9% of net sales, respectively. Prior to the spinoff, TimkenSteel recorded related-party receivables from other Timken businesses as Accounts receivable due from related party in its Consolidated Balance Sheets. Upon separation, outstanding amounts were reclassified to trade receivables.
TimkenSteel purchased material from a related party for approximately $1.0 million, $5.0 million and $6.2 million during the years ended December 31, 2014, 2013 and 2012, respectively. In addition, certain of TimkenSteel’s third-party service providers are paid by Timken on behalf of TimkenSteel. TimkenSteel subsequently reimburses Timken in cash for such payments. Prior to the spinoff, TimkenSteel recorded related-party payables to other Timken businesses as Accounts payable due to related party in its Consolidated Balance Sheets. Upon separation, outstanding amounts were reclassified to trade payables.
Material Agreements Between TimkenSteel and Timken

On June 30, 2014, TimkenSteel entered into a separation and distribution agreement and several other agreements with Timken to affect the spinoff and to provide a framework for the relationship with Timken. These agreements govern the relationship between TimkenSteel and Timken subsequent to the completion of the spinoff and provide for the allocation between TimkenSteel and Timken of assets, liabilities and obligations attributable to periods prior to the spinoff. Because these agreements were entered into in the context of a related party transaction, the terms may not be comparable to terms that would be obtained in a transaction between unaffiliated parties.
Separation and Distribution Agreement — The separation and distribution agreement contains the key provisions relating to the spinoff, including provisions relating to the principal intercompany transactions required to effect the spinoff, the conditions to the spinoff and provisions governing the relationships between TimkenSteel and Timken after the spinoff.
Tax Sharing Agreement — The tax sharing agreement, which generally governs TimkenSteel’s and Timken’s respective rights, responsibilities and obligations after the spinoff with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. Generally, TimkenSteel is liable for all pre-distribution U.S. federal income taxes, foreign income taxes and non-income taxes attributable to TimkenSteel’s business, and all other taxes attributable to TimkenSteel, paid after the distribution. In addition, the tax sharing agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the distribution. The tax sharing agreement also provides that TimkenSteel is liable for taxes incurred by Timken that arise as a result of TimkenSteel’s taking or failing to take, as the case may be, certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended.
Employee Matters Agreement — TimkenSteel entered into an employee matters agreement with Timken, which generally provides that TimkenSteel and Timken has responsibility for its own employees and compensation plans, subject to certain exceptions as described in the agreement. In general, prior to the spinoff, TimkenSteel employees participated in various retirement, health and welfare, and other employee benefit and compensation plans maintained by Timken. Following the spinoff (or earlier, in the case of the tax-qualified defined benefit plans and retiree medical plans), pursuant to the employee matters agreement, TimkenSteel employees and former employees generally participate in similar plans and arrangements established and maintained by TimkenSteel. The employee matters agreement provides for the bifurcation of equity awards as described in Note 10 — “Stock-Based Compensation”. Among other things, the employee matters agreement also provides for TimkenSteel’s assumption of certain employment-related contracts that its employees originally entered into with Timken, the allocation of certain employee liabilities and the cooperation between TimkenSteel and Timken in the sharing of employee information.
Transition Services Agreement — The transition services agreement governs the process under which TimkenSteel and Timken provide and/or make available various administrative services and assets to each other, during what is expected to be a period of 24 months or less beginning on the distribution date. Services to be provided by Timken to TimkenSteel include certain services related to engineering, finance, facilities, information technology and employee benefits. Services to be provided by TimkenSteel to Timken include certain services related to engineering, operations, finance, facilities and information technology.

Note 15 - Subsequent Event
During 2015, TimkenSteel experienced a reduction in revenue due to a decline in energy and industrial market demand and, as a result, generated operating losses beginning in the second quarter of 2015. TimkenSteel has implemented restructuring actions and other cost-saving initiatives in response to the decrease in demand and related operating losses. Additionally, TimkenSteel projected that it would not have remained in compliance with the consolidated interest coverage ratio covenant contained within its existing credit facility (see Note 6 for a description of the existing credit facility) as of December 31, 2015 if the existing credit facility was not amended. On December 21, 2015, TimkenSteel entered into an Amendment and Restatement Agreement (the Amendment Credit Agreement) with the lenders party to the existing credit facility that amended and restated the existing credit facility (the Amended Credit Facility).
The Amended Credit Facility provides for a $300.0 million asset-based revolving credit facility, including a $15.0 million sublimit for the issuance of commercial and standby letters of credit and a $30.0 million sublimit for swingline loans. Pursuant to the terms of the Amended Credit Agreement, TimkenSteel is entitled, subject to the satisfaction of certain conditions, to request increases in the commitments under the Amended Credit Facility in the aggregate principal amount of up to $50.0 million, to the extent that existing or new lenders agree to provide such additional commitments. The Amended Credit Facility matures on June 30, 2019.
The availability of borrowings under the Amended Credit Facility is subject to a borrowing base calculation based upon a valuation of the eligible accounts receivable, inventory and machinery and equipment of TimkenSteel and the subsidiaries of TimkenSteel guaranteeing TimkenSteel’s obligations thereunder, each multiplied by an applicable advance rate.
The Amended Credit Agreement contains certain customary covenants, including covenants that limit the ability of TimkenSteel and its subsidiaries to, among other things, (i) incur or suffer to exist certain liens, (ii) make investments, (iii) incur or guaranty additional indebtedness (iv) enter into consolidations, mergers, acquisitions, sale-leaseback transactions and sales of assets, (v) make distributions and other restricted payments, (vi) change the nature of its business, (vii) engage in transactions with affiliates and (viii) enter into restrictive agreements, including agreements that restrict the ability to incur liens or make distributions. Further, the Amended Credit Agreement contains financial covenants that limit the amount of capital expenditures TimkenSteel may make to $45 million in fiscal year 2016 and $50 million in fiscal years thereafter.
In addition, the Amended Credit Agreement requires TimkenSteel to (i) maintain certain minimum availability under the Amended Credit Facility as specified therein, including a requirement to have availability of not less than $100 millionfor at least one day prior to July 1, 2016 and (ii) maintain a minimum specified fixed charge coverage ratio for three consecutive months beginning July 30, 2017 and thereafter on a springing basis if minimum availability requirements as specified in the Amended Credit Agreement are not maintained.
Based on TimkenSteel’s current availability under the Amended Credit Facility and expected operating results through July 1, 2016, TimkenSteel will likely have to obtain additional financing to meet the minimum availability covenant under the Amended Credit Agreement. If TimkenSteel is unable to obtain additional financing, TimkenSteel would likely fail to comply with the minimum availability covenant, which would be a default under the Amended Credit Facility and could allow the lenders to declare all debt outstanding under the Amended Credit Agreement due and payable. TimkenSteel is in the process of pursuing additional sources of financing and anticipates such financing to be obtained prior to July 1, 2016. TimkenSteel believes that the additional expected financing will provide sufficient liquidity to meet the minimum availability covenant and support TimkenSteel’s operations through 2016.

SUPPLEMENTAL DATA
Selected Quarterly Financial Data (Unaudited)
(dollars in millions, except per share data)

Selected quarterly operating results for each quarter of fiscal 2014 and 2013 for TimkenSteel are as follows:

	Quarters Ended
	December 31	September 30	June 30	March 31
2014
Net Sales	$408.3	$434.2	$442.2	$389.5
Gross Profit	56.4	71.2	72.7	73.5
Net Income (1)	16.4	25.7	28.6	33.7
Per Share Data: (2)
Basic earnings per share	$0.36	$0.56	$0.63	$0.74
Diluted earnings per share	$0.36	$0.56	$0.62	$0.73

	Quarters Ended
	December 31	September 30	June 30	March 31
2013
Net Sales	$330.0	$350.5	$354.1	$346.3
Gross Profit	55.9	50.0	62.6	54.7
Net Income (1)	26.1	17.1	25.3	21.0
Per Share Data: (2)
Basic earnings per share	$0.57	$0.37	$0.55	$0.46
Diluted earnings per share	$0.56	$0.37	$0.55	$0.45
(1) Net Income for the fourth quarter of 2014 and 2013 included impairment charges of $1.2 million and $0.6 million, respectively. The fourth quarter 2014 impairment charges related to the write-offs of a trade name as well as certain costs associated with a discontinued real estate project. In 2013, the impairment charges related to the disposal of certain machinery.
(2) Basic and diluted earnings per share are computed independently for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not equal the total for the year. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, this amount was assumed to be outstanding as of the beginning of each period presented prior to the spinoff in the calculation of basic weighted average shares. See Note 9 — “Earnings Per Share” in the Notes to the Consolidated Financial Statements.

Schedule II-Valuation and Qualifying Accounts

Allowance for uncollectible accounts:	2014	2013	2012
Balance at Beginning of Period	$0.2	$1.1	$2.4
Additions:
Charged to Costs and Expenses (1)	—	(0.9)	(0.9)
Deductions (2)	—	—	(0.4)
Balance at End of Period	$0.2	$0.2	$1.1

Allowance for surplus and obsolete inventory:	2014	2013	2012
Balance at Beginning of Period	$1.9	$1.5	$1.6
Additions:
Charged to Costs and Expenses (3)	1.6	1.7	1.0
Deductions (4)	(0.6)	(1.3)	(1.1)
Balance at End of Period	$2.9	$1.9	$1.5

Valuation allowance on deferred tax assets:	2014	2013	2012
Balance at Beginning of Period	$14.1	$14.7	$16.2
Additions:
Charged to Costs and Expenses (5)	—	—	0.2
Charged to Other Accounts (6)	—	0.2	0.6
Deductions (7)	(2.4)	(0.8)	(2.3)
Balance at End of Period	$11.7	$14.1	$14.7

(1)	Provision for uncollectible accounts included in expenses.

(2)	Actual accounts written off against the allowance-net of recoveries.

(3)	Provisions for surplus and obsolete inventory included in expenses.

(4)	Inventory items written off against the allowance.

(5)	Increase in valuation allowance is recorded as a component of the provision for income taxes.

(6)	Includes valuation allowances recorded against other comprehensive income/loss or goodwill.

(7)	Amount primarily relates to the removal of losses not carried over to TimkenSteel and a decrease in UK tax rates.